Exhibit 99.1

THE HOWARD HUGHES CORPORATION® REPORTS
FIRST QUARTER 2016 RESULTS

First Quarter Earnings Highlights

•

First quarter 2016 adjusted net income increased $112.1 million to $128.9 million, compared to $16.8 million in the first quarter 2015. The increase is primarily due to an $88.0 million after-tax gain on the sale of our 80 South Street Assemblage, income recognized from our Waiea and Anaha condominium projects under construction at Ward Village and income from our recently completed commercial properties as they continue to stabilize.

•

NOI from our income-producing Operating Assets increased $4.4 million, or 16.2%, to $31.5 million for the first quarter 2016, compared to $27.1 million for the first quarter 2015, primarily due to increased NOI from the ongoing stabilization of retail and office developments opened throughout 2015.

•

MPC land sales increased 32.1%, or $14.4 million, to $59.2 million for the first quarter 2016 compared to $44.8 million for the first quarter 2015. The increase is primarily due to a $9.2 million increase at Summerlin driven by a $40.0 million residential sale to a homebuilder and an increase of $5.7 million at The Woodlands resulting from two commercial sales to medical-related entities during the first quarter 2016.

The Howard Hughes Corporation Property and Financing Highlights

•

On March 16, 2016, completed the sale of the 80 South Street Assemblage for $390.0 million, generating a pre-tax gain of $140.5 million and net cash proceeds of $378.3 million. The Assemblage was created from a series of acquisitions over the last two years, which together created a 42,694 square foot lot with 817,784 square feet of available development rights.

•	In March 2016, opened The Westin at The Woodlands, a 302-room hotel located in The Woodlands Town Center.

•

During the first quarter 2016, continued construction on our Ward Village condominium towers in Honolulu. At Waiea, 158 of the 174 total units are under contract as of April 18, 2016, representing 90.8% of total units and 85.8% of the total residential square feet available for sale.  At Anaha, 281 of the 317 total units are under contract, representing 88.6% of total units and 81.0% of the total residential square feet available for sale.

•

During the first quarter 2016, began construction on Ae‘o, which is the third of the four mixed-use market rate residential towers planned for the first phase of the Ward Village development. Whole Foods Market has pre-leased a substantial portion of the retail space in this tower. As of April 18, 2016, 222 of Ae‘o’s 466 total units are under contract, representing 47.6% of total units and 40.4% of the total residential square feet available for sale.

•

On February 25, 2016, closed on a $49.9 million non-recourse construction loan for One Merriweather, a 199,000 square foot Class A office building with 12,500 square feet of retail in Columbia, MD, expected to be completed in the fourth quarter 2016. The building is 49.0% pre-leased to MedStar Health, the largest healthcare provider in the region. The loan bears interest at LIBOR plus 2.15% and has an initial maturity date of February 25, 2020, with a one-year extension option.

DALLAS, May 2, 2016 - The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) today announced its results for the first quarter 2016.

For the three months ended March 31, 2016, net income (loss) attributable to common stockholders was $143.8 million, or $2.69 per diluted common share, compared with $(106.0) million, or $(2.68) per diluted common share, for the three months ended March 31, 2015. First quarter 2016 net income attributable to common stockholders includes a non-cash $29.8 million warrant gain and $(14.9) million of non-cash after-tax depreciation and amortization expense. Excluding these non-cash items, adjusted net income attributable to common stockholders was $128.9 million, or $3.04 per diluted common share. For the first quarter 2015, adjusted net income attributable to common stockholders was $16.8 million or $0.43 per diluted common share, excluding a $(108.8) million non-cash warrant loss, and $(14.0) million in non-cash after-tax depreciation and amortization expense.

As we complete and place our developments into service, non-cash depreciation and amortization expense associated with these cash-flowing commercial real estate properties is becoming a more material and growing component of our net income. Adjusted net income is a non-GAAP measure that excludes depreciation and amortization expense and non-cash warrant liability gains and losses. The presentation of net income excluding depreciation and amortization is consistent with other companies in the real estate business who also typically report an earnings measure that excludes non-cash depreciation and amortization. For a reconciliation of adjusted net income to net income (loss) attributable to common stockholders, please refer to the Supplemental Information contained in this earnings release.

David R. Weinreb, Chief Executive Officer of The Howard Hughes Corporation, stated, “Our earnings for the first quarter of 2016 were significantly bolstered by the sale of the 80 South Street Assemblage and provide an example of the value that is being created by the talented executives at HHC. The proceeds from the 80 South Street Assemblage sale provide us with additional liquidity to take advantage of opportunities as they arise. Our results also reflect the progress we have made towards the completion of our first two residential condominium towers at Ward Village. Residential condominium units under contract at Waiea and Anaha, developments with a scale and product quality that is unmatched in Hawai‘i, significantly contributed to our net income in the first quarter of 2016 as compared to the same period in 2015. We are also pleased to see this momentum continue into April, as approximately 90% of the homes of our latest residential building, Ke Kilohana, were contracted for sale in just five days.”

Mr. Weinreb continued, “Furthermore, our results for the first quarter of 2016 demonstrate continued improvement at operating properties which are transitioning towards stabilization. In particular, Downtown Summerlin as well as several office and multi-family properties placed into service over the last year have made meaningful contributions to NOI growth this quarter as compared to the first quarter in 2015.”

Business Segment Operating Results

For comparative purposes, MPC land sales and NOI for our income-producing assets are presented in our Supplemental Information to this earnings release.  For a reconciliation of Operating Assets NOI to Operating

Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis income (loss), segment-basis MPC land sales revenue to GAAP-basis land sales revenue, and Adjusted Net Income to Net Income, please refer to the Supplemental Information contained in this earnings release. Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset. All development cost estimates presented herein are exclusive of land costs.

Operating Assets Highlights

NOI from our combined retail, office, multi-family and hospitality properties increased $4.4 million, or 16.2%, to $31.5 million for the first quarter 2016, compared to NOI of $27.1 million for the first quarter 2015. These properties are referred to as our “income-producing Operating Assets.” These amounts include our share of NOI from our non-consolidated equity-method ventures and the annual distribution we received in the first quarter from our Summerlin Hospital cost-basis investment, which together were $4.0 million and $1.6 million for the three months ended March 31, 2016 and 2015, respectively. These amounts exclude NOI from properties that are substantially closed for redevelopment and/or were sold during the periods.

The increase in NOI in the first quarter ended March 31, 2016 compared to the first quarter ended March 31, 2015 is primarily driven by increased NOI of $3.9 million relating to our Downtown Summerlin retail property as well as One Summerlin and Two Hughes Landing office properties placed in service in late 2014, which are moving toward stabilization. These increases are offset by decreases in NOI at Ward Village relating to a tenant in bankruptcy and expected NOI losses in the current stabilization period relating to newly-in-service 1725 & 1735 Hughes Landing properties while the tenant is in a free-rent period.

In the first quarter of 2016, we completed construction and placed in service The Westin at The Woodlands, which will be owned and managed by the Company.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land sales and other revenue, increased $14.4 million, or 32.1%, to $59.2 million compared to $44.8 million for the first quarter 2015.

Summerlin’s land sales for the three months ended March 31, 2016 were higher compared to 2015 primarily due to a $40.0 million bulk sale to a homebuilder for a large parcel. This sale represents the remaining half of a village that was partially purchased by the same homebuilder back in December 2006. In contrast to a typical superpad sale where we develop and construct the major utilities (water, sewer and storm drain) and roads to the borders of the undeveloped parcel and the homebuilder completes the on-site utilities, roads and finished lots, the homebuilder will be responsible for the horizontal infrastructure work. Summerlin is not obligated to incur any development costs within the boundaries of the parcel. Accordingly, the price per acre of $342,000 is not comparable to the average price per acre of $574,000 for the same period in 2015 given the nature of this bulk sale transaction. In addition, as part of the transaction we negotiated a favorable adjustment to the builder price participation on the land we sold to the homebuilder in 2006. Land development on The Summit, our joint venture with Discovery Land, continues to progress according to plan. As of March 31, 2016, the project has received buyer deposits totaling $47.9 million, representing $139.1 million in contracted land sales, and we expect the first lot closings to begin in the second quarter 2016.

Bridgeland’s land sales for the three months ended March 31, 2016 were slightly lower compared to 2015 due to homebuilders’ continued cautious management of land inventory levels given the Houston economic uncertainty. For the three months ended March 31, 2016, Bridgeland sold 11.1 residential acres compared to

11.8 acres for the same period in 2015. The average price per residential acre for single-family detached product decreased slightly by $(8,000), or (2.1)% to $380,000 for the three months ended March 31, 2016 compared to $388,000 in 2015. The decrease is attributable to the mix of lot sizes that were sold in the respective periods. For the three months ended March 31, 2016, there were a larger percentage of smaller (lower priced) lots sold than the same period in 2015.

For the three months ended March 31, 2016, The Woodlands sold 4.1 residential acres compared to 10.6 acres for the same period in 2015, and the average price per residential acre for single-family detached product decreased $(94,000), or (13.5)% to $601,000 for the three months ended March 31, 2016 compared to $695,000 for same period in 2015 primarily due to the mix of lots sold, furthered by economic uncertainty in the Houston market noted above.

Strategic Developments Highlights

The increase in condominium rights and unit sales for the first quarter 2016 as compared to the same period in 2015 is primarily due to one full quarter of revenue recognition at our Anaha condominium project for which we began revenue recognition in the second quarter 2015. Waiea and Anaha continue to advance towards completion resulting in additional revenue recognition under the percentage of completion method of accounting.

Waiea will have 174 total units, of which 90.8% have been contracted as of April 18, 2016. These contracted sales represent 85.8% of the total residential square feet available for sale. Total development costs are expected to be approximately $403 million (excluding land value), and as of March 31, 2016, we have incurred $248.0 million of development costs. We expect to complete the project by the end of 2016.

Anaha will have 317 total units, of which 88.6% have been contracted as of April 18, 2016. These contracted sales represent 81.0% of the total residential square feet available for sale. Total development costs are expected to be approximately $401 million, and as of March 31, 2016, we have incurred $137.1 million of development costs. We expect to complete the project in the summer of 2017.

Construction of Ae‘o and the flagship Whole Foods Market, located on the same block, began in February 2016, with completion scheduled in 2018. Pre-sales are ongoing, and as of April 18, 2016, 47.6% of the 466 total units were under contract, representing 40.4% of the total residential square feet available for sale. This tower was designed with unit sizes averaging approximately 836 square feet, smaller than the average 1,687 square foot unit size for Waiea and Anaha. We have incurred $22.4 million of development costs as of March 31, 2016.

In March 2016, we received approval from the Hawai‘i Real Estate Commission to market the sale of our workforce residential tower, Ke Kilohana. The tower will consist of 424 residences, 375 of which will be offered to local residents of Hawai‘i who meet certain maximum income and net worth requirements. Pre-sales began in the first quarter 2016 and approximately 90% of the units are under contract pending a 30-day rescission period. As of March 31, 2016, we have incurred $8.8 million of pre-development costs on this project.

In the third quarter 2015, we began construction on the two Alden Bridge Self-Storage Facilities, a combined 1,441 units located in The Woodlands, which we expect to complete during the fourth quarter 2016 and first quarter 2017. The projects are financed by two non-recourse construction loans, one for $6.7 million and another for $6.4 million, both bearing interest at one-month LIBOR plus 2.60%, with initial maturity dates of October 2019 and January 2020, respectively, with two one-year extension options.

For a more complete description of the status of our developments, please refer to “Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 31 of our Form 10-Q for the three months ended March 31, 2016.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com, or find us on Facebook,  Twitter,  Instagram, and LinkedIn.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize”, “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contacts

Caryn Kboudi

The Howard Hughes Corporation

caryn.kboudi@howardhughes.com

214.741.7744

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended March 31,
(In thousands, except per share amounts)	2016	2015
Revenues:
Condominium rights and unit sales	$122,094	$34,857
Master Planned Community land sales	41,942	48,081
Minimum rents	41,309	35,194
Builder price participation	4,647	5,698
Tenant recoveries	10,528	9,667
Hospitality revenues	12,909	12,003
Other land revenues	3,033	3,293
Other rental and property revenues	3,204	6,297
Total revenues	239,666	155,090

Expenses and other income:
Condominium rights and unit cost of sales	74,815	22,409
Master Planned Community cost of sales	15,688	23,896
Master Planned Community operations	9,594	9,983
Other property operating costs	15,742	18,145
Rental property real estate taxes	6,748	6,200
Rental property maintenance costs	3,132	2,744
Hospitality expenses	10,475	9,078
Provision for doubtful accounts	3,041	809
Demolition costs	472	117
Development-related marketing costs	4,531	6,243
General and administrative	20,324	18,963
Other income, net	(359)	(1,464)
Gain on sale of 80 South Street Assemblage	(140,479)	—
Depreciation and amortization	22,972	21,510
Total expenses, net of other income	46,696	138,633

Operating income	192,970	16,457

Interest income	269	136
Interest expense	(15,993)	(13,246)
Warrant liability gain (loss)	29,820	(108,810)
Equity in earnings from Real Estate and Other Affiliates	1,932	1,788
Income (loss) before taxes	208,998	(103,675)
Provision for income taxes	65,233	2,284
Net income (loss)	143,765	(105,959)
Net income attributable to noncontrolling interests	—	—
Net income (loss) attributable to common stockholders	$143,765	$(105,959)

Basic income (loss) per share:	$3.64	$(2.68)

Diluted income (loss) per share:	$2.69	$(2.68)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	March 31,	December 31,
(In thousands, except share amounts)	2016	2015
Assets:
Investment in real estate:
Master Planned Community assets	$1,647,947	$1,642,842
Land	325,412	322,462
Buildings and equipment	1,884,772	1,772,401
Less: accumulated depreciation	(252,095)	(232,969)
Developments	806,862	1,036,927
Net property and equipment	4,412,898	4,541,663
Investment in Real Estate and Other Affiliates	56,295	57,811
Net investment in real estate	4,469,193	4,599,474
Cash and cash equivalents	736,834	445,301
Accounts receivable, net	29,118	32,203
Municipal Utility District receivables, net	157,282	139,946
Notes receivable, net	25,076	1,664
Deferred expenses, net	63,532	61,804
Prepaid expenses and other assets, net	550,939	441,190
Total assets	$6,031,974	$5,721,582

Liabilities:
Mortgages, notes and loans payable	$2,543,638	$2,443,962
Deferred tax liabilities	141,972	89,221
Warrant liabilities	277,940	307,760
Uncertain tax position liability	3,340	1,396
Accounts payable and accrued expenses	564,621	515,354
Total liabilities	3,531,511	3,357,693

Commitments and Contingencies

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,832,176 shares issued and 39,823,786 outstanding as of March 31, 2016 and 39,714,838 shares issued and outstanding as of December 31, 2015	398	398
Additional paid-in capital	2,851,343	2,847,823
Accumulated deficit	(336,450)	(480,215)
Accumulated other comprehensive loss	(17,760)	(7,889)
Treasury stock, at cost, 8,390 shares as of March 31, 2016 and 0 shares as of December 31, 2015	(840)	—
Total stockholders' equity	2,496,691	2,360,117
Noncontrolling interests	3,772	3,772
Total equity	2,500,463	2,363,889
Total liabilities and equity	$6,031,974	$5,721,582

Supplemental Information

March 31, 2016

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”). REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and corporate interest and depreciation expense, provision for income taxes, warrant liability gain (loss), other income, and gains on sales relating to operating properties. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP income (loss) before taxes	Three Months Ended March 31,
(In thousands)	2016	2015
REP EBT	$213,853	$37,815
General and administrative	(20,324)	(18,963)
Corporate interest income/(expense), net	(13,076)	(13,212)
Warrant liability gain (loss)	29,820	(108,810)
Corporate other (expense) income, net	(246)	1,132
Corporate depreciation and amortization	(1,029)	(1,637)
Income (loss) before taxes	$208,998	$(103,675)

Reconciliation of Adjusted Net Income to Net Income	Three Months Ended March 31,
(Loss) attributable to common stockholders	2016	2015
(In thousands)
Adjusted Net Income	$128,877	$16,833
Depreciation and amortization, net of tax	(14,932)	(13,982)
Warrant liability gain (loss)	29,820	(108,810)
Net income (loss) attributable to common stockholders	$143,765	$(105,959)

MPC Land Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
	Three Months Ended March 31,
($ In thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Bridgeland
Residential
Single family - detached	$4,213	$4,578	11.1	11.8	64	41	$380	$388	$66	$112
Total	4,213	4,578	11.1	11.8	64	41	380	388	66	112
$ Change	(365)		(0.7)		23		(8)		(46)
% Change	(8.0%)		(5.9%)		56.1%		(2.1%)		(41.1%)

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	40,000	16,774	116.8	29.2	552	78	342	574	72	215
Single family - detached	—	13,650	—	14.9	—	75	—	916	—	182
Custom lots	2,140	2,545	1.3	2.0	4	5	1,646	1,273	535	509
Total	42,140	32,969	118.1	46.1	556	158	357	715	76	209
$ Change	9,171		72.0		398		(358)		(133)
% Change	27.8%		156.2%		251.9%		(50.1%)		(63.6%)

The Woodlands
Residential
Single family - detached	2,464	6,807	4.1	9.8	17	37	601	695	145	184
Single family - attached	—	408	—	0.8	—	9	—	510	—	45
Commercial
Medical	10,405	—	4.3	—	—	—	2,420	—	—	—
Total	12,869	7,215	8.4	10.6	17	46	1,532	681	145	157
$ Change	5,654		(2.2)		(29)		851		(12)
% Change	78.4%		(20.8%)		(63.0%)		125.0%		(7.6%)

Total acreage sales revenue	59,222	44,762	137.6	68.5	637	245

Deferred revenue
Bridgeland	68	—
Summerlin	(17,380)	393
Total Deferred Revenue	(17,312)	393
Special Improvement District revenue *	32	2,926
Total segment land sales revenue - GAAP basis	$41,942	$48,081

* Applicable exclusively to Summerlin.

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year-over-year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT
	Three Months Ended March 31,		2016 - 2015
(In thousands)	2016	2015	Change
Retail
Columbia Regional	$304	$261	$43
Cottonwood Square	177	160	17
Creekside Village Green (a)	364	39	325
Downtown Summerlin (a) (b) (i)	4,214	1,744	2,470
Hughes Landing Retail (a) (b)	659	58	601
1701 Lake Robbins	88	169	(81)
Landmark Mall (c)	(151)	(76)	(75)
Outlet Collection at Riverwalk	1,112	1,153	(41)
Park West	498	640	(142)
Ward Village (d)	4,595	6,315	(1,720)
20/25 Waterway Avenue	453	420	33
Waterway Garage Retail	151	169	(18)
Total Retail	12,464	11,052	1,412
Office
10-70 Columbia Corporate Center (e)	2,813	3,232	(419)
Columbia Office Properties (f)	(203)	14	(217)
One Hughes Landing	1,523	1,322	201
Two Hughes Landing	1,298	204	1,094
1725 Hughes Landing Boulevard (b) (i)	(598)	—	(598)
1735 Hughes Landing Boulevard (b) (i)	(624)	—	(624)
2201 Lake Woodlands Drive	(37)	(52)	15
9303 New Trails	426	493	(67)
110 N. Wacker	1,525	1,529	(4)
One Summerlin (a)	286	—	286
3831 Technology Forest Drive	387	391	(4)
3 Waterway Square	1,731	1,474	257
4 Waterway Square	1,674	1,460	214
1400 Woodloch Forest	461	328	133
Total Office	10,662	10,395	267
Multi-family
85 South Street	126	107	19
Millennium Waterway Apartments	914	1,052	(138)
One Lakes Edge (a) (b)	918	—	918
Total Multi-family	1,958	1,159	799
Hospitality
Hughes Landing Hotel (Embassy Suites) (a) (b)	702	—	702
The Westin at The Woodlands (b)	(456)	—	(456)
The Woodlands Resort & Conference Center (g)	2,188	2,925	(737)
Total Hospitality	2,434	2,925	(491)
Total Retail, Office, Multi-family, and Hospitality	27,518	25,531	1,987

The Woodlands Ground leases	295	216	79
The Woodlands Parking Garages	(163)	(176)	13
Other Properties (b)	951	891	60
Total Other	1,083	931	152
Operating Assets NOI - Consolidated and Owned	28,601	26,462	2,139

Redevelopments
South Street Seaport (b)	(803)	(14)	(789)
Total Operating Asset Redevelopments	(803)	(14)	(789)

Dispositions
The Club at Carlton Woods (h)	—	(846)	846
Total Operating Asset Dispositions	—	(846)	846
Total Operating Assets NOI - Consolidated	27,798	25,602	2,196

Straight-line lease and other non-cash amortization (i)	3,120	1,194	1,926
Demolition costs (j)	(472)	(117)	(355)
Development-related marketing costs	(1,100)	(2,266)	1,166
Depreciation and amortization	(21,201)	(18,762)	(2,439)
Write-off of lease intangibles and other	(1)	(154)	153
Other income, net	363	—	363
Equity in earnings from Real Estate and Other Affiliates	1,927	885	1,042
Interest, net	(9,144)	(6,485)	(2,659)
Total Operating Assets REP EBT (k)	$1,290	$(103)	$1,393

Operating Assets NOI and REP EBT

	Three Months Ended March 31,		2016 - 2015
(In thousands)	2016	2015	Change

Operating Assets NOI - Equity and Cost Method Investments
33 Peck Slip (b)	$68	$—	$68
Millennium Woodlands Phase II (a)	774	(104)	878
Stewart Title Company	208	391	(183)
Clark County Las Vegas Stadium, LLC	(319)	(234)	(85)
The Metropolitan Downtown Columbia (a) (b)	1,313	(508)	1,821
Woodlands Sarofim # 1	425	391	34
Total NOI - equity investees	2,469	(64)	2,533

Adjustments to NOI (l)	(3,683)	(680)	(3,003)
Equity Method Investments REP EBT	(1,214)	(744)	(470)
Less: Joint Venture Partner's Share of REP EBT	525	(118)	643
Equity in earnings from Real Estate and Other Affiliates	(689)	(862)	173

Distributions from Summerlin Hospital Investment (m)	2,616	1,747	869
Segment equity in earnings from Real Estate and Other Affiliates	$1,927	$885	$1,042

Company's Share of Equity Method Investments NOI
33 Peck Slip	$24	$—	$24
Millennium Woodlands Phase II	630	(85)	715
Stewart Title Company	104	196	(92)
Clark County Las Vegas Stadium, LLC	(160)	(117)	(43)
The Metropolitan Downtown Columbia (a)	657	(254)	911
Woodlands Sarofim # 1	85	78	7
Total NOI - equity investees	$1,340	$(182)	$1,522

	Economic	Three Months Ended March 31, 2016
(In thousands)	Ownership	Total Debt		Total Cash
33 Peck Slip	35.00%	$25,000	(n)	$38
Millennium Woodlands Phase II	81.43%	37,700		1,788
Stewart Title Company	50.00%	—		185
Clark County Las Vegas Stadium, LLC	50.00%	—		766
The Metropolitan Downtown Columbia	50.00%	63,122		2,700
Woodlands Sarofim #1	20.00%	5,838		832

(a)	NOI increase for the quarter ended March 31, 2016 as compared to 2015 relates to continued increase in occupancy and/or stabilization of the property.
(b)	Please refer to discussion in the condensed consolidated financial statements in our Form 10-Q for the quarterly period ended March 31, 2016 regarding this item.
(c)	The NOI losses in 2016 and 2015 are due to a decline in occupancy as the property loses tenants in anticipation of its redevelopment.
(d)	NOI decrease is primarily caused by an increase in provision for doubtful accounts due to collectability risk with a tenant which is reorganizing under the U.S. bankruptcy code.
(e)	NOI decrease is due to decreased occupancy in 2016 related to a lease expiration and related vacancy of a tenant in May 2015.
(f)	NOI decrease is due primarily to decreased occupancy related to water damage forcing a tenant to relocate to another building in the area and a large tenant who vacated their space.
(g)	The NOI decrease for the resort is due primarily to the slower group business as a direct result of the decline in the economic conditions in the Houston area related to the oil and gas industry.
(h)	The Club at Carlton Woods was sold in September 2015.
(i)	The increase is primarily due to new leases at Downtown Summerlin and 1725 & 1735 Hughes Landing Boulevard which were placed in service in the fourth quarter of 2015.
(j)	The increase is due to interior demolition of the Fulton Market Building at Seaport.
(k)

For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 16 - Segments in the condensed consolidated financial statements in our Form 10-Q for the quarterly period ended March 31, 2016 regarding this item.

(l)	Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes.
(m)	Distributions from the Summerlin Hospital are typically made one time per year in the first quarter.
(n)

Debt represents a note payable to us as of March 31, 2016, as discussed in Note 8 to the condensed consolidated financial statements in our Form 10-Q for the quarterly period ended March 31, 2016 regarding this item.

Commercial Properties NOI

($ in millions)	Square Feet/Number of Units		% Leased (a)	Three Months Ended March 31, 2016	Projected Annual Stabilized NOI		(b)	Debt Balance as of March 31, 2016	(c)

Commercial Properties - Stabilized

Retail
Cottonwood Square	77,079		95.7%	$0.2		$0.7		$—
1701 Lake Robbins	12,376		100.0	0.1		0.4		4.6
Landmark Mall (d)	440,325		31.2	(0.3)		(0.3)		—
Park West (d)	249,177		80.0	0.5		1.8		—
Ward Village	1,273,645		91.6	4.6		25.6		238.7
20/25 Waterway Avenue	50,062		100.0	0.5		1.6		14.1
Waterway Garage Retail	21,513		85.4	0.2		0.8		—
Total Retail - Stabilized	2,124,177		78.1%	$5.8		$30.6		$257.4

Office
10-70 Columbia Corporate Center	897,360		89.0%	$2.8		$12.4		$100.0
Columbia Office Properties (d)	220,471		32.0	(0.2)		0.5		—
One Hughes Landing	197,719		100.0	1.5		5.3		52.0
9303 New Trails	97,553		82.8	0.4		1.8		12.6
110 N. Wacker	226,000		100.0	1.5		6.1		25.5
3831 Technology Forest Drive	95,078		100.0	0.4		1.9		22.7
3 Waterway Square	232,021		100.0	1.7		6.3		52.0
4 Waterway Square	218,551		100.0	1.7		5.5		37.0
1400 Woodloch Forest	95,667		96.0	0.5		1.2		—
Total Office - Stabilized	2,280,420		88.2%	$10.3		$41.0		$301.8

Multi-family
85 South Street	21		100.0	$0.1		$0.6		$—
Millennium Waterway Apartments	393		83.0	0.9		4.5		55.6
Total Multi-family - Stabilized	414		83.9%	$1.0		$5.1		$55.6

Hospitality
33 Peck Slip (d)	43,889		N/A	$—	$	N/A		$8.8
Total Hospitality - Stabilized	43,889		—%	$—		$—		$8.8

Other
Other Assets (e)	N/A		N/A	$1.1		$4.5		$1.2
Total Other - Stabilized	—		—%	$1.1		$4.5		$1.2

Total Commercial Properties - Stabilized				$18.2		$81.2		$624.7

Commercial Properties - Recently Developed And Not Yet Stabilized

Retail
Columbia Regional	88,556		77.4%	$0.3		$2.2		$22.2
Creekside Village Green	74,669		84.5	0.4		1.9		—
Downtown Summerlin	795,124		92.6	4.2		32.0		292.0
Hughes Landing Retail	126,131		90.8	0.7		3.5		32.4
Outlet Collection at Riverwalk	249,828		98.6	1.1		7.5		56.1
Total Retail - Not Stabilized	1,334,308		92.1%	$6.7		$47.1		$402.7

Office
Two Hughes Landing	197,714		95.2	$1.3		$5.1		$48.0
One Summerlin	206,279		62.1	0.3		—	(f)	—
1725 and 1735 Hughes Landing Boulevard	651,089	(g)	73.9	(1.2)		14.0		101.4
Total Office - Not Stabilized	1,055,082		75.6%	$0.4		$19.1		$149.4

Multi-family
One Lakes Edge	390		60.3	$0.9		$7.5		$69.0
The Metropolitan Downtown Columbia	380		97.1	0.7		3.5		31.6
Millennium Woodlands Phase II	314		87.6	0.6		3.8		30.7
Total Multi-family - Not Stabilized	1,084		81.1%	$2.2		$14.8		$131.3

Hospitality
Hughes Landing Hotel (Embassy Suites)	205		55.1	$0.7		$4.5		$23.8
The Westin at the Woodlands	302		17.2	(0.5)		10.5		49.7
The Woodlands Resort & Conference Center	406		49.6	2.2		16.5		85.0
Total Hospitality - Not Stabilized	913		40.1%	$2.4		$31.5		$158.5

Total Commercial Properties - Not Stabilized				$11.7		$112.5		$841.9

($ in millions)	Square Feet/Number of Units	% Leased (a)	Three Months Ended March 31, 2016		Projected Annual Stabilized NOI		(b)	Debt Balance as of March 31, 2016	(c)
Under Construction or Renovation

Retail
South Street Seaport	362,000	N/A		$(0.8)	$	N/A	(h)	$—
Lakeland Village Center	83,600	34.3		-		1.7		6.7
Total Retail - Under Construction	445,600	34.3%		$(0.8)		$1.7		$6.7

Office
One Merriweather	199,000	49.0	$	N/A		$5.1		$—
Three Hughes Landing	321,000	3.0		N/A		7.6		28.7
Total Office - Under Construction	520,000	52.0%		$—		$12.7		$28.7

Multi-family
Constellation	124	N/A	$	N/A		$1.1		$3.0
m.flats	437	N/A		N/A		4.3		—
Total Multi-family - Under Construction	561	0.0%		$—		$5.4		$3.0

Self Storage
HHC 242 Self Storage Facility	657	—		$—		$0.8		$—
HHC 2978 Self Storage Facility	784	—		—		0.8		—
Total Self Storage - Under Construction	1,441	0.0%		$—		$1.6		$—

Total Commercial Properties - Under Construction				$(0.8)		$21.4		$38.4

Total Commercial Properties

Retail
Stabilized	2,124,177	78.1%		$5.8		$30.6		$257.4
Not Stabilized	1,334,308	92.1		6.7		47.1		402.7
Under Construction	445,600	34.3		(0.8)		1.7		6.7
Total Retail	3,904,085	77.9%		$11.7		$79.4		$666.8

Office
Stabilized	2,280,420	88.2%		$10.3		$41.0		$301.8
Not Stabilized	1,055,082	75.6		0.4		19.1		149.4
Under Construction	520,000	52.0		—		12.7		28.7
Total Office	3,855,502	79.9%		$10.7		$72.8		$479.9

Multi-family
Stabilized	414	83.9%		$1.0		$5.1		$55.6
Not Stabilized	1,084	81.1		2.2		14.8		131.3
Under Construction	561	—		—		5.4		3.0
Total Multi-family	2,059	59.6%		$3.2		$25.3		$189.9

Hospitality
Stabilized	43,889	—%		$—		$—		$8.8
Not Stabilized	913	40.1		2.4		31.5		158.5
Under Construction	N/A	N/A		N/A		—		—
Total Hospitality	44,802	0.8%		$2.4		$31.5		$167.3

Self Storage and Other
Stabilized	N/A	N/A		$1.1		$4.5		$1.2
Under Construction	1,441	N/A		N/A		1.6		—
Total Self Storage and Other	1,441	N/A %		$1.1		$6.1		$1.2

Total Commercial Properties				$29.1		$215.1		$1,505.1

(a)

Percentage leased is as of March 31, 2016 unless a more recent leasing statistic is disclosed in the March 31, 2016 Form 10-Q filing or in this release.  Statistic indicates percentage pre-leased for projects under development.

(b)

For stabilized properties, Projected Annual Stabilized NOI generally represents the last twelve months of actual NOI generated by the property. For properties not stabilized or under construction, Projected Annual Stabilized NOI is shown based upon the most recent estimates disclosed in our periodic filings and/or earnings releases. We do not necessarily update these projections on a regular basis and such projections may vary based upon many factors, more fully described under “Forward Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission.  There can be no assurance as to when or if these properties will achieve Projected Annual Stabilized NOI.

(c)

Represents the outstanding balance of the mortgage debt directly attributable to the asset.  The total debt balance excludes corporate and other debt not directly attributable to, or secured by, the properties. For investments in real estate and other affiliates, the debt amount represents our share based on our percentage ownership.

(d)	Property is a redevelopment opportunity but is being operated to maximize cash flow “as is” until such time as we begin active redevelopment.
(e)

Amount includes Other Operating Assets and our share of our Equity Method Investments NOI. The 33 Peck Slip, The Metropolitan Downtown Columbia Project, and Millennium Woodlands Phase II investments are disclosed separately within this schedule.

(f)	One Summerlin projected annual stabilized NOI is included as part of Downtown Summerlin projected annual stabilized NOI.
(g)	ExxonMobil has pre-leased the entire West Building and 160,000 square feet of the East Building. We are seeking tenants for the remaining 171,802 square feet of the East Building.
(h)	Amount not disclosed.